Exhibit 99.1

	Nasdaq: ASFI	FOR IMMEDIATE RELEASE
CONTACT:

Mitchell Cohen, CFO		Stephen D. Axelrod, CFA
Asta Funding, Inc.		Alisa D. Steinberg (Media)
(201) 567-5648		Wolfe Axelrod Weinberger Assoc. LLC
(212) 370-4500; (212) 370-4505 (Fax)
steve@wolfeaxelrod.com
alisa@wolfeaxelrod.com
ASTA FUNDING REPORTS RECORD THIRD QUARTER AND
NINE MONTHS FISCAL 2007 RESULTS
- Conference Call Scheduled for 10:30 a.m. EDT on Friday, August 10, 2007 -
ENGLEWOOD CLIFFS, NJ, August 9, 2007 — Asta Funding, Inc., (NASDAQ: ASFI), a leading consumer receivable asset management and liquidation company, today reported results for the three and nine months ended June 30, 2007.
Revenues for the three months ended June 30, 2007, were $38.9 million, an increase of 47.3% compared to revenues of $26.4 million a year ago. Net income for the three months ended June 30, 2007 increased 29.7% to $15.3 million, or $1.03 per diluted share, compared to $11.8 million, or $0.80 per diluted share, in the same prior year period.
Revenues for the nine months ended June 30, 2007 were $97.7 million, an increase of 36.6% compared to revenues for the nine months ended June 30, 2006 of $71.5 million. Net income for the nine months ended June 30, 2007 increased 21.7% to $39.2 million or $2.67 per diluted share, up from $32.2 million, or $2.20 per diluted share, for the same period a year earlier.
Net cash collections from consumer receivables acquired for liquidation and net cash collections represented by account sales, exclusive of accounts returned to a seller of $5.5 million, totaled $73.0 million for the quarter ended June 30, 2007, an increase of $12.3 million or 20.2%, from the same period a year ago. Net cash collections from consumer receivables acquired for liquidation and net cash collections represented by account sales, exclusive of accounts returned to a seller of $5.5 million, totaled $208.1 million for the nine months ended June 30, 2007, an increase of $45.6 million or 28.0%, from the same period a year ago. Net cash collections represented by account sales of consumer receivables acquired for liquidation was $9.8 million or 12.4% of net cash collections in the quarter, down from $17.0 million, or 27.9% of net cash collections in the third quarter of fiscal 2006. Net cash collections represented by account sales of consumer receivables acquired for liquidation was $40.8 million or 19.1% of net cash collections during the nine months ended June 30, 2007, down from $43.3 million, or 26.6% of net cash collections during the nine months ended June 30, 2006. Finance income earned on collections represented by account sales was $18.2 million for the nine months ended June 30, 2007, down $6.3 million or 25.6% from the same prior year period. Finance income earned on collections represented by account sales was $3.7 million for the three months ended June 30, 2007, down $6.5 million or 63.7% from the same prior year period.
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210 Sylvan Avenue, Englewood Cliffs, NJ 07632
(201) 567-5648, (201) 567-2203 fax

Gary Stern, President and Chief Executive Officer, said, “I am pleased with the record results posted for the third quarter. Highlighting these results was finance income from multiple sources within Asta’s book of business, including $8.8 million from the large portfolio purchase in March 2007 and $5.6 million of income recognized from fully amortized portfolios. These results were achieved with less account sales in a time where we have more accounts available. We have said in the past, that sales are an integral part of our business and we look to sell accounts in the future.
Mr. Stern added, “Our business structure remains solid, which is a key to Asta’s success in the long-term outlook. Although the company remains focused on collections, especially with regard to its large portfolio purchased earlier this year, Asta continues to make additional portfolio purchases that meet our strict criteria. During the quarter Asta purchased $496.8 million of face value charged-off consumer receivables at a cost of $15.6 million.”
Mr. Stern concluded, “Asta continues to try to maximize shareholder value through purchasing portfolios that meet our internal rate of returns and by outsourcing a majority of our collections. The company’s balance sheet continued to strengthen as stockholders’ equity grew to $16.15 per share at the end of the third quarter, up 26.0% from a book value of $12.82 per share the same time last year.”
Asta Funding will conduct a teleconference on August 10, 2007 at 10:30 a.m. Eastern time. To participate please dial USA (888) 693-0944, International (706) 679-0662 about 5 -10 minutes prior to 10:30 a.m. Eastern time. Please refer to the Asta Funding earnings teleconference ID 13000206. A recording of the conference call will be available from 11:15 a.m. Eastern time August 10th through August 17th by dialing USA/ Canada (800) 642-1687, International (706) 645-9291, conference ID 13000206.

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a leading consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com.
Except for historical information contained herein, the matters set forth in this news release are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.’s expectations. Factors that could contribute to such differences include those identified in Asta Funding, Inc.’s Form 10-K for the fiscal year ended September 30, 2006, Form 10-Q for the quarter ended March 31, 2007 and those described from time to time in Asta Funding, Inc.’s other filings with the Securities and Exchange Commission, news releases and other communications, including that the portfolio purchase described in this press release may not be consistent with Asta’s initial valuation analysis, that the terms of the new financing obtained, or the anticipated benefits of the portfolio purchase may not meet Asta’s expectations, that Asta may experience operational difficulties in acquiring a portfolio of this size, that Asta received only limited representations and warranties with respect to the quality, quantity and characteristics of the portfolio and that there are other risks associated with the portfolio. Asta Funding, Inc.’s reports with the Securities and Exchange Commission are available free of charge through its website at http://www.astafunding.com.
- Financial Tables Follow -

ASTA FUNDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS-DATA
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	6/30/07	6/30/06	6/30/07	6/30/06
Revenues:
Finance income, net	$38,845,000	$26,090,000	$96,139,000	$71,179,000
Other income	43,000	336,000	502,000	336,000
Equity in earnings in venture	50,000	—	1,025,000	—

	38,938,000	26,426,000	97,666,000	71,515,000

Expenses:
General and administrative	6,510,000	4,692,000	17,388,000	13,492,000
Interest	6,651,000	1,249,000	11,949,000	3,214,000
Impairments	—	675,000	2,412,000	675,000

	13,161,000	6,616,000	31,749,000	17,381,000

Income before income taxes	25,777,000	19,810,000	65,917,000	54,134,000

Income tax expense	10,469,000	8,030,000	26,731,000	21,939,000

Net income	$15,308,000	$11,780,000	$39,186,000	$32,195,000

Net income per share:
Basic	$1.10	$0.86	$2.84	$2.37

Diluted	$1.03	$0.80	$2.67	$2.20

Weighted average number of shares outstanding:

Basic	13,907,554	13,628,776	13,794,877	13,611,915

Diluted	14,819,926	14,639,432	14,677,258	14,604,678

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CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
ASTA FUNDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS-DATA

	June 30,	September 30,
	2007	2006
	(Unaudited)
ASSETS

Cash	$20,638,000	$7,826,000
Consumer receivables acquired for liquidation, (at net realizable value)	539,703,000	257,275,000
Due from third party collection agencies and attorneys	5,069,000	3,062,000
Investment in venture	3,514,000	5,965,000
Furniture and equipment, net	1,067,000	1,101,000
Deferred income taxes	12,576,000	7,577,000
Other assets	4,801,000	5,034,000

Total assets	$587,368,000	$287,840,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Debt	$344,688,000	$82,811,000
Other liabilities	4,706,000	4,338,000
Dividends payable	557,000	6,052,000
Income taxes payable	12,746,000	10,377,000

Total liabilities	362,697,000	103,578,000

Stockholders’ Equity
Preferred stock, $.01 par value; authorized 5,000,000; issued and outstanding — none
Common stock, $.01 par value; authorized 30,000,000 shares; issued and outstanding —13,913,158 at June 30, 2007 and 13,755,157 at September 30, 2006	138,000	138,000
Additional paid-in capital	64,690,000	61,803,000
Retained earnings	159,843,000	122,321,000

Total stockholders’ equity	224,671,000	184,262,000

Total liabilities and stockholders’ equity	$587,368,000	$287,840,000

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